Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Executive Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Announces First-Quarter 2007 Financial Results

Enrollment in Pivotal U.S. PFO/Stroke Trial Targeted For Year-End Completion;

Company Achieves Promising Sales Growth in Europe

BOSTON, Mass., May 8, 2007 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the first quarter ended March 31, 2007.

First-Quarter Results

First-quarter 2007 total revenues were approximately $6.8 million compared with approximately $6.9 million for the quarter ended March 31, 2006. Total revenues for the first quarter of 2007 included approximately $1.7 million of net royalties compared with approximately $1.2 million of net royalties in the same period of 2006. Total worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first quarter of 2007 decreased approximately 10% to approximately $5.1 million compared with approximately $5.7 million for the first quarter of 2006. Implant sales in North America for the first quarter of 2007 were approximately $4.0 million compared with approximately $5.1 million in the first quarter of 2006. European implant sales in the first quarter of 2007 nearly doubled to approximately $1.1 million compared with approximately $584,000 in the comparable period in 2006.

For the first quarter of 2007, NMT Medical reported a net loss of approximately $336,000, or $0.03 per share. This compares with net income of approximately $12.8 million, or $0.93 per share on a fully diluted basis, for the comparable period in 2006. Net income for the first quarter of 2006 included a one-time net gain from a legal settlement of approximately $15.2 million.

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Comments on the First Quarter

“North American product sales were down slightly in the first quarter of 2007,” said President and Chief Executive Officer John E. Ahern. “We believe this decline resulted primarily from the adjustment of inventory levels at hospitals due to our voluntary Humanitarian Device Exemption (HDE) withdrawal for our CardioSEAL® Septal Repair System. We currently expect North American sales for the balance of 2007 to remain consistent with those of 2006. Sales in Europe almost doubled compared with the first quarter of 2006. While the scope of our current business in Europe is smaller, we continue to invest in this region as it remains a promising opportunity and, as we have indicated, we believe it will continue to be an increasing contributor to our growth going forward. Net royalty revenue also was more than we anticipated in the quarter, but it is difficult to determine our future net royalty levels.”

“We are pleased with the substantial progress we made on the clinical front during the first quarter,” said Ahern. “We recently reached a major corporate milestone when we received conditional approval from the U.S. Food and Drug Administration (FDA) for our revised statistical plan for our CLOSURE I trial, which we submitted in March 2007. We believe that the FDA’s acceptance of our revised plan, which greatly accelerates the completion date for patient enrollment in CLOSURE I, has the potential to be a considerable catalyst for NMT. As a result, this revised plan should reduce the costs associated with the trial and bring us much closer to understanding the patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) connection and the possibility that treatment with our closure device may reduce the frequency of recurrent events.”

Ahern said, “In addition to our work on the modification of CLOSURE I, we focused on several other key initiatives during the first quarter, including: accelerating enrollment in MIST II, our U.S. PFO/migraine trial; advancing MIST III, our follow-on study in the UK; preclinical work for BioTREK™, our next-generation bioabsorbable implant; and CE Mark approval in Europe for BioSTAR®, our current bioabsorbable closure technology. As previously reported, while the approval process for BioSTAR® is taking longer than we initially estimated, we expect that we will receive the CE Mark in Europe by mid-2007. The BioSTAR® implant is now included in the MIST II trial in the U.S., following conditional approval by the FDA, which we believe makes enrollment in this trial more attractive to physicians and patients alike. We also expect approval for this novel biological, drug and device combination technology in Canada in the near future.”

“We continued to make significant advances in our clinical and regulatory areas during the first quarter of 2007,” said Executive Vice President and Chief Financial Officer Richard E. Davis. “Our focus remains on the approval processes for our technologies and accelerating enrollment in our clinical trials, while increasing our market share in Europe. Our balance sheet remains strong. We ended the quarter with approximately $39.6 million in cash, cash equivalents and marketable securities, compared with approximately $41.4 million at December 31, 2006. We also have the added financial flexibility with the $65 million shelf registration that we announced in late 2006 to opportunistically accelerate our technology investments, initiate new clinical trials and further support our product commercialization efforts.”

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Business Outlook

Ahern said, “We are encouraged by the recent FDA approval of our revised statistical plan for CLOSURE I, which included a reduction in required enrollment to approximately 800 patients from 1,600. With more than 650 patients already randomized, we currently anticipate completing enrollment by year-end. Upon completion of enrollment, patients will participate in a two year follow-up program. Our target is to be the first company to complete a randomized controlled trial and to submit a PMA to the FDA for these indications, which represent a potential market of more than 250,000 U.S. patients annually. Other milestones on our horizon include the BioSTAR® launch in Europe and Canada, both of which we expect prior to the second half of 2007. We also currently anticipate the completion of MIST II enrollment by year-end and publication of the MIST results by mid-year.”

“We remain committed to our goal to be the leader in the structural heart repair market,” said Ahern. “We continue to consistently introduce the most technologically advanced products in the industry. The latest product in our pipeline, BioTREK™, is a unique device that is 100% absorbed as a noninflammatory natural metabolite. We believe that the initial feedback from the medical community validates our view that this product, like BioSTAR®, will be extremely well-received in the marketplace.”

Davis concluded, “Due to the later than anticipated CE Mark approval of BioSTAR®, we currently expect second-quarter 2007 total revenues to be approximately $6.4 million, a modest decrease versus the second quarter of 2006. We continue to expect sales in Europe to increase following the anticipated approval of BioSTAR®. Additionally, over the next several months we expect North American sales to remain consistent with last year’s levels. As a result of the progress in our ongoing clinical trials, including the changes to the CLOSURE I trial, we have adjusted our guidance to reflect a reduction in spending and currently anticipate ending 2007 with approximately $22 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the second-quarter and full-year 2007. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (800) 565-5442 or (913) 312-1298. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT Medical is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as migraine headaches, embolic stroke and transient ischemic attacks (TIAs). A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack.

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More than 24,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, MIST II, MIST III, and CLOSURE I trials, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial, sales and profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad, the Company’s investment in product development, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended March 31,
	2007	2006
Revenues:
Product sales	$5,115,503	$5,699,520
Net royalty income	1,718,325	1,232,175

	6,833,828	6,931,695

Expenses:
Cost of product sales	1,229,953	1,474,905
Research and development	2,514,498	3,829,860
General and administrative	2,013,160	2,224,176
Selling and marketing	2,046,690	2,073,549

Total costs and expenses	7,804,301	9,602,490

Net gain from settlement of litigation	—	15,208,726

Income (loss) from operations	(970,473)	12,537,931

Other Income (Expense):
Interest income, net	509,080	291,116
Foreign currency transaction gain (loss)	49,405	(6,453)

Total other income, net	558,485	284,663

Income (loss) before income tax benefit	(411,988)	12,822,594
Income tax benefit	(75,500)	—

Net income (loss)	$(336,488)	$12,822,594

Basic earnings (loss) per common share:	$(0.03)	$1.02

Diluted earnings (loss) per common share:	$(0.03)	$0.93

Weighted average common shares outstanding:
Basic	12,872,978	12,626,276

Diluted	12,872,978	13,747,066

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

	At March 31, 2007	At December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,544,027	$8,285,561
Marketable securities	32,055,745	33,163,998
Accounts receivable, net	2,735,202	2,729,188
Inventories	2,102,605	1,909,236
Prepaid expenses and other current assets	4,231,872	4,055,627

Total current assets	48,669,451	50,143,610
Property and equipment, net	1,077,912	1,039,327

	$49,747,363	$51,182,937

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,982,505	$2,284,347
Accrued expenses	7,931,859	8,999,151

Total current liabilities	9,914,364	11,283,498

Stockholders’ equity:
Preferred stock, $.001 par value
Authorized—3,000,000 shares
Issued and outstanding—none	—	—
Common stock, $.001 par value
Authorized—30,000,000 shares
Issued—12,940,340 and 12,901,310shares in 2007 and 2006, respectively	12,940	12,901
Additional paid-in capital	51,143,480	50,870,411
Less treasury stock—40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive income	68	3,128
Accumulated deficit	(11,203,889)	(10,867,401)

Total stockholders’ equity	39,832,999	39,899,439

	$49,747,363	$51,182,937